Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Investor Relations
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com

Landec Corporation Announces Comprehensive Refinancing of Credit Facilities

SANTA MARIA, Calif., – January 4, 2021 – Landec Corporation (Nasdaq: LNDC) (the “Company”), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc., today announced its entry into a $245.0 million comprehensive refinancing of its existing credit facilities on December 31, 2020. The new structure includes a five-year $170.0 million uni-tranche term loan agented by Goldman Sachs Specialty Lending Group, L.P. (“Goldman Sachs”) and split equally with Guggenheim Credit Services, LLC (“Guggenheim”) and a $75.0 million asset-based line of credit provided by BMO Harris Bank N.A. (“BMO”), a lender under the Company’s prior credit facilities, which matures in five years subject to a springing maturity date described herein.

Brian McLaughlin, the Company’s Chief Financial Officer, stated, “We launched our value creation program, Project SWIFT, one year ago to transform our business into an agile, competitive company. The results of this initiative have yielded an improved operating cost structure and a more nimble enterprise that is focused on profitability and generating free cash flow. This refinancing is a product of those efforts and we are pleased to close on this transaction, which we believe provides our business the necessary flexibility to support Lifecore’s long-term strategic growth plan while we continue to build on the recent positive momentum our Curation Foods business. We remain confident in growth across our business portfolio and we look forward to demonstrating continued improved performance in the quarters ahead, enabling us to maximize shareholder value.”

The $170.0 million uni-tranche term loan has a five-year term with an interest rate of LIBOR plus 850 basis points. Of the $170.0 million of the total borrowings, $150.0 million of the uni-tranche term loan was funded at closing and the Company has access to an additional $20.0 million in multi-draw delayed draw term loans from the closing date through the second anniversary thereof subject to, among other conditions, certain leverage covenants as defined by the credit agreement. The uni-tranche term loan provides for interest-only payments for the first two years. As a result, the Company expects that its annual interest costs will increase by approximately $6.0 million, but that the reduction in the Company’s annual principal payments of approximately $12.0 million under the new credit facilities compared to the Company’s existing credit facilities will result in an anticipated net cash flows increase of approximately $6.0 million per year for the first two years.

The $75.0 million asset-based line of credit has a five-year term, subject to a springing maturity that is ninety days prior thereto if the uni-tranche term loan remains outstanding at such time, with an initial interest rate of LIBOR plus 225 basis points. Total allowable borrowings under the asset-based line of credit are determined monthly as the lesser of $75.0 million and a borrowing base as calculated under the credit facility, in each case, subject to customary reserves. $36.0 million of the asset-based line of credit was funded at closing.

Exhibit 99.1

As a result of refinancing the Company’s existing credit facilities with these new credit facilities, in the third quarter of fiscal 2021, Landec expects to record a $1.2 million charge, primarily as a result of the non-cash write off of unamortized debt issuance costs related to the refinancing under these new credit facilities.

The Company’s financial advisor for the comprehensive refinancing was Armory Securities, LLC.

About Landec Corporation
Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures, and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile, injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements
Certain statements in this communication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which involve certain risks and uncertainties that could cause actual results to differ materially, including such factors as, among others, the timing and expenses associated with the Company’s operations; the impact of the COVID-19 pandemic on us, our business, our customers, or the economy generally; the anticipated success of the Company’s pending strategic initiatives, including the timing of such initiatives and the Company’s ability to recognize anticipated annual savings on its anticipated timeline, or at all, the ability of the Company to negotiate future amendments to its existing Credit Agreement successfully, or at all, the ability of the Company to achieve acceptance of new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting the Company’s business, the timing of regulatory approvals necessary to operate the Company’s business, the Company’s ability to successfully integrate Yucatan Foods into the Curation Foods business, the mix between domestic and international sales and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management or the Company. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.